[PLATO Learning logo]

For Immediate Release

Contact: Michael Morache—President and CEO
Larry Betterley—Sr. Vice President & CFO
Terri Reden—Communications Director
952.832.1000

Warren Simmons joins PLATO Learning Board of Directors

MINNEAPOLIS–June 19, 2006–PLATO Learning, Inc. (NASDAQ:TUTR), a leading provider of K–adult computer-based and e-learning solutions, announced that Warren Simmons, executive director of the Annenberg Institute for School Reform at Brown University, has been elected to its Board of Directors.

Mr. Simmons has been involved in education for over 25 years, focusing primarily on education reform and urban education issues. Since 1998 Mr. Simmons has led Brown University’s Annenberg Institute whose mission is to generate, share, and act on knowledge that improves conditions and outcomes in American schools, particularly in urban areas and schools serving disadvantaged students. Prior to joining the Institute, he served as executive director of the Philadelphia Education Fund supporting school reform in Philadelphia with technical assistance and educator professional development. As a grant maker at the National Institute of Education and the Annie E. Casey Foundation, Mr. Simmons developed and funded initiatives on youth and adult literacy, community development, and urban school reform. As Director of Equity Initiatives for the New Standards Project, he led the design of a performance-based assessment system to advance curricular and instructional reforms. Mr. Simmons also serves on boards and advisory groups of numerous educational reform organizations including the Public Education Network, the Merck Institute, the National Center on Education and the Economy, and the Rhode Island Children’s Crusade.

“Mr. Simmons brings vast education experience and specific background on education reform to the Board,” said David Smith, PLATO Learning’s Executive Chairman. “We are confident that he will be a valued contributor to our Board of Directors and a committed steward of our shareholders’ interests.”

About PLATO Learning, Inc.
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, mathematics, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment, and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software, delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals. PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout North America and international distributors in Puerto Rico, South Africa, and the United Arab Emirates. For more information, please visit http://www.plato.com.

PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc. PLATO, Inc. is a PLATO Learning, Inc. company.